SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                  FORM 11-K



(Mark One)

X ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

    For the fiscal year ended December 31, 1999

        OR

__  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from __________ to _________


Commission file number 0-17605

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                            YANKEE ENERGY SYSTEM, INC.
                        401k EMPLOYEE STOCK OWNERSHIP PLAN

B. Name of issuer of the securities held pursuant to the plan and address of its principal executive office:

                        YANKEE ENERGY SYSTEM, INC.
                          599 Research Parkway
                        Meriden, Connecticut 06450





                          FINANCIAL STATEMENTS

The following financial statements are filed as a part of this annual report:


   Financial statements of Yankee Energy System, Inc. 401k Plan as of December 31, 1999 and 1998 and for the fiscal years ended
December 31, 1999 and 1998, including the report of Arthur Andersen LLC with respect thereto.



                               SIGNATURE

The Plan.  Pursuant to the requirements of the Securities and Exchange
Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 YANKEE ENERGY SYSTEM, INC.
                                 401k EMPLOYEE STOCK OWNERSHIP PLAN



Date: June 28, 2000              By:/s/ Jean M. LaVecchia
                                 Jean M. LaVecchia
                                 Vice President-Human Resources and
                                  Organizational Development
                                 Northeast Utilities Service Company



EXHIBIT INDEX

1.  Consent of Independent Accountant Page 3